EXHIBIT 99.1

RISK FACTORS

Risks that Relate to Our Accounting and Internal Controls

We do not have audited financial statements for the year ended December 31, 2004 and do not yet know when we will be able to complete our work to allow our independent registered public accountants to complete their audit work.

Because we do not have audited financial statements for the year ended December 31, 2004, we have been unable to comply with the requirement of the Securities Exchange Act of 1934 that we file an annual report on Form 10-K within 75 days of the end of our fiscal year, and the requirements of the New York Stock Exchange. In addition, we do not have financial statements for the quarter ended March 31, 2005, and we do not yet have a schedule for when we will be able to prepare quarterly financial statements on a timely basis. At this time, we cannot predict with confidence when we will be able to complete our annual financial statements and the related audit or our quarterly financial statements.

We likely will be required to restate our financial statements for each of the fiscal quarters of FY04, the six-month transition period ended December 31, 2003 and the fiscal year ended June 30, 2003, and you should not rely on such prior financial statements.

The financial statements listed above are referred to collectively herein as the “Prior Financial Statements.” We have preliminarily identified certain items that will likely require us to restate the Prior Financial Statements. As a result, we have concluded that the Prior Financial Statements, including any other financial information contained in any of our previously filed Form 8-K filings, should not be relied upon. We are not able to predict when we will be able to deliver reliable financial statements for these historic periods. We also are unable to predict when we will be able to deliver our financial statements or Form 10-K for the year ended December 31, 2004 or our required SEC filings for subsequent periods.

To date, we have identified pre-tax net adjustments decreasing net income by approximately $37 million that will likely require adjustments to prior period financial statements. Of these adjustments, approximately $15 million are items which are likely to affect each of the first three quarters of FY04 and approximately $22 million are items which are likely to affect the results of operations prior to FY04. These items include the following significant areas:

•	Writedowns relating to contract revenues resulting from wrongful entries of approximately $9 million that were made by a foreign operation;

•	Charges relating to employee tax equalization issues of approximately $18 million; and

•	Adjustments arising from detailed engagement contract reviews and other matters totaling approximately $10 million.

The manual processes and data validation procedures we are employing to evaluate and correct our financial records have resulted in numerous adjustments to date. Some of the adjustments to date have resulted in a net increase in income and some have resulted in a decrease. This process is not yet completed. Accordingly, it is impossible to accurately predict whether, and if so, to what extent, prior periods will be restated. Based on the results of this process to date, we believe that restatements are necessary; however, additional adjustments could increase or reduce the net impact of the adjustments we have identified to date, and given the low levels of net income recorded in certain previous financial periods, small amounts of adjustments may make a material difference and, therefore, it is highly likely that the ultimate net adjustments will be material and restatements will be necessary.

As a result of our inability to timely file our 2004 Form 10-K with the SEC, among other things:

•	our stock may be delisted from the NYSE;

•	we are not eligible to use a registration statement to sell our securities and will not be eligible to use one until we are current in our required SEC filings, and we will not be eligible to use a short-form Form S-3 registration statement until we have timely filed our SEC reports for a period of twelve months, which may increase the time and resources we would need to expend if we chose to access the public capital markets; and

•	until we file our Form 10-K and, if due, our 2005 Form 10-Q’s, there will not be adequate current public information available to permit resales of restricted securities pursuant to Rule 144 of the Securities Act of 1933, as amended.

Because we do not have reliable financial statements for historic periods and do not know when we will have reliable financial statements, an investment in any of our securities involves a very high degree of risk.

We have identified material weaknesses in our internal control over financial reporting.

As we have disclosed in previous reports, including in our Form 10-K/A for the fiscal year ended June 30, 2003, our Form 8-K filed on December 16, 2004, our Form 8-K filed on March 18, 2005, and our Notification of Late Filing filed on March 17, 2005, we have identified deficiencies and material weaknesses in our internal control over financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal controls are designed to provide reasonable assurance to our management and members of our Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with generally accepted accounting principles. Management is still in the process of completing its assessment of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. In making this assessment, management has used the criteria set forth in the Internal Control — Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Management is in the process of evaluating the identified control deficiencies to determine whether the deficiencies, individually or in combination, are significant deficiencies or material weaknesses. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

To date, we have identified a number of control deficiencies, especially in the areas of revenue recognition, accounts receivable and unbilled revenue, expenditures and accounts payable, payroll and tax equalization, financial statement preparation and review procedures, property and equipment, and entity-level procedures and controls.

We expect that the following will be classified as material weaknesses and others may be classified as significant deficiencies that in the aggregate may constitute material weaknesses. The nature of each of these material weaknesses in our internal control over financial reporting is described below.

1 - Inadequate control over Revenue Recognition

These control deficiencies include the following:

a) lack of adequate resources to review and determine the appropriate revenue recognition;

b) insufficient review of individual contract cost estimates;

c) implementation of a new financial accounting system in North America without sufficient, organizational re-alignment, user involvement (including logic testing), training, and adequate management reporting; and

d) insufficient controls to ensure that all engagement costs, principally those related to subcontractor expenses, have been properly captured in the estimate-to-complete process.

As part of our year-end closing procedures, we are in the process of performing detailed reviews of our engagement accounting. To date we have identified a significant number of adjustments impacting revenue and expense, including write-downs that were made by a foreign operation relating to contract revenues resulting from wrongful prior period entries of approximately $9 million.

2 - Inadequate controls over Accounts Receivables and Unbilled Revenue

The following control deficiencies relate primarily to our North American operations:

a) inability to identify and record manual invoices resulting in cash receipts not being applied in a timely manner, and incomplete or inaccurate accounts receivable, unbilled revenue, and bad debt reserves.

b) untimely design and implementation of detailed management reports.

As a part of our year-end closing procedures we are in the process of accumulating and accounting for all manual invoices.

3 - Inadequate controls over Expenditures and Accounts Payable

The following control deficiencies relate primarily to our North American operations:

a) inability to ensure that all vendor invoices are recorded in the appropriate period; and

b) inadequate level of invoice review and approval, principally relating to general purchases.

We are performing a substantial search for unrecorded liabilities through examination of disbursements and vouchers made after year-end to ensure vendor invoices are recorded in the appropriate periods.

4 - Inadequate controls over Payroll and Tax Equalization

These control deficiencies include:

Inadequate global work location reporting procedures and controls to accurately and completely identify payroll and income tax liabilities. Tax equalization relates to potential payroll and income tax liabilities relating to employees impacted by domestic tax regulations pertaining to consultants working across state borders within the United States for an extended period of time, as well as foreign tax regulations relating to our consultants working outside of their resident country for an extended period of time.

We are performing significant substantive procedures as of year-end 2004 to ensure all related liabilities have been identified and recorded in the proper periods. As part of our year-end closing procedures, to date we have identified charges relating to employee tax equalization issues totaling approximately $18 million.

5 - Inadequate controls over Financial Statement Preparation and Review

These control deficiencies, primarily related to our North American operations, include:

a) inadequate overall review and analysis of financial account balances;

b) inability to generate adequate reports from our new financial accounting system; and

c) insufficient technical accounting resources.

Subsequent to filing the Form 10-Q for the period ended September 30, 2004, the Company discovered an error was made with respect to accounts receivable being overstated by $92.9 million and unbilled revenue being understated by $92.9 million due to a misapplied journal entry. Due to these control deficiencies we are allowing sufficient time to perform substantive review over our consolidated financial results.

6 - Inadequate controls over Property and Equipment

These control deficiencies include the following:

a) inadequate procedures to review the classification, existence, and useful life of fixed assets after initial acquisition; and

b) inadequate review of lease agreements to ensure proper accounting treatment.

Additional substantive procedures are currently in process as part of our year-ended closing to ensure proper accounting of our leases and fixed assets.

7 - Inadequate Entity-level controls, in accordance with the COSO framework

These control deficiencies relate to the control environment and monitoring of controls and include the following:

a) lack of segregation of duties resulting in significant non-compliance with company policies and procedures;

b) lack of consistent communication regarding the importance of adherence to company policies and procedures;

c) lack of adequate personnel;

d) inadequate company-wide training on financial accounting systems and procedures;

e) lack of adequate mechanisms for anticipating and identifying financial reporting and fraud risks;

f) lack of effective information systems and business processes required to support operations and reporting requirements; and

g) lack of effective management oversight in certain of our Asia-Pacific operations.

To address the above noted internal control weaknesses, we are in the process of executing substantive procedures for our year-end closing process to ensure our financial statements are fairly stated in all material respects. We are working to identify and implement changes that are desired to strengthen and materially affect our internal controls over financial reporting. This process is not yet completed.

The material weaknesses contributed to our senior management’s conclusion that the company’s Prior Financial Statements should not be relied upon because of errors in those financial statements. Additionally, if these material weaknesses are not corrected, they could result in material misstatements of future annual or interim financial statements that might not be prevented or detected.

It also is possible that additional material weaknesses will be identified as we and our independent registered public accountants complete our respective assessment processes. We are now evaluating what changes in internal control over financial reporting should be implemented in order to fully address these material weaknesses and other control deficiencies. We expect to include in the 2004 Form 10-K a discussion of our plans to remediate the material weaknesses and other deficiencies in internal control over financial reporting that our management identifies.

As a result of these material weaknesses, management’s assessment will conclude that our internal control over financial reporting and disclosure controls are ineffective. We expect that our independent registered public accountants will initially disclaim an opinion, and, when the work is completed, will ultimately issue an adverse opinion on the effectiveness of our internal control over financial reporting.

Because we have concluded that our internal control over financial reporting is not effective and our independent registered public accountants will disclaim an opinion, or will issue an adverse opinion, on the effectiveness of our internal controls, our ability to obtain additional financing, or obtain additional financing on favorable terms, could be materially and adversely affected, which, in turn, could materially and adversely affect our business, our financial condition and the market value of our securities. In addition, perception of us could also be adversely affected among rating agencies, customers, lenders, investors, securities analysts and others. Moreover, we have experienced difficulty in producing accurate and timely forecasted financial information due, in part, to issues related to the accuracy and completeness of the financial information derived from the new financial accounting system and the material control weaknesses and other deficiencies identified as part of management’s assessment of internal control over financial reporting. Our inability to accurately and timely forecast financial information may limit our ability to predict and assess the ongoing financial needs of our business.

In addition, as discussed in “Recent Developments-SEC Informal Investigation”, by letter dated April 13, 2005, the Division of Enforcement of the Securities and Exchange Commission (“SEC staff”) advised the Company that it was conducting an informal investigation and requested that the Company produce various documents, including documents concerning internal control deficiencies and prior period adjustments identified in the Form 8-K filed by the Company on March 18, 2005. The Company cannot predict the outcome of this investigation at this time.

We have postponed the filing of our 2004 Form 10-K, and expect to delay the filing of our Form 10-Q for each of the fiscal quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. Consequently, material information concerning our 2004 operating results and financial condition is not available and is not expected to be available at any certain time.

Investors must evaluate whether to purchase or sell our securities in light of the lack of current financial information concerning us and in light of the above discussion. Future filed information may not be in the form required by applicable securities laws and on a comparable basis. We are not in a position to predict at what date current financial information will be available or at what date current financial information will be filed in a form consistent with the applicable securities laws. Accordingly, any investment in our securities involves a very high degree of risk.

As a result of our failure to timely file our 2004 Form 10-K, our common stock may be delisted by the New York Stock Exchange, Inc. (“NYSE”).

We did not timely file our 2004 Form 10-K, and we are not able to predict when we will be able to file our 2004 Form 10-K or Form 10-Q for the quarter ending March 31, 2005, or when we will be able to file future reports with the SEC on a timely basis.

By letter dated April 4, 2005, we were notified by the NYSE that under current NYSE procedures, we have until nine months after March 16, 2005 to file our 2004 Form 10-K with the SEC before the NYSE would consider commencing delisting actions. The NYSE may, at its discretion, extend this grace period for an additional three months. Nonetheless, the NYSE reserves the right to begin delisting proceedings now or at any time. Until we are current with all of our periodic reporting requirements with the SEC, the NYSE will identify us as a late filer on its website and consolidated tape by affixing the letters “LF” to our common stock ticker symbol.

In addition, we will not comply with the NYSE listing standard that requires us to send our annual report to our stockholders not later than April 30, 2005, the date 120 days after the close of our fiscal year.

There can be no assurances that we will file our reports within the allotted grace period or be able to timely deliver our annual report to our stockholders or that the NYSE will not commence delisting proceedings against us at any time. The delisting of our common stock from the NYSE may have a material adverse effect on us by, among other things, reducing:

•	the liquidity of our common stock;

•	the market price of our common stock;

•	the number of institutional and other investors that will consider investing in our common stock;

•	the number of market makers in our common stock;

•	the availability of information concerning the trading prices and volume of our common stock;

•	the number of broker-dealers willing to execute trades in shares of our common stock; and

•	our ability to obtain equity financing for the continuation of our operations.

Additionally, a delisting of our common stock from the NYSE:

•	would result in the occurrence of a “designated event” under the Debentures, permitting holders of the Debentures to require us to repurchase their Debentures for 100% of the principal amount of the Debentures plus accrued and unpaid interest and liquidated damages, if any; and

•	the triggering of a put right by the holders of our Debentures would also result in a default under the 2004 Credit Facility.

The occurrence of these events would have a material adverse impact on our business and our liquidity.

We may lose existing customers or may not be successful in gaining new customers as a result of the issues relating to our financial statements, internal controls and other matters.

As a result of the issues we have identified related to our internal controls and failure to file our 2004 Form 10-K, existing or potential customers may hesitate to retain us. To date, these events have not had a material negative impact on our ability to attract new customers. There can be no assurances, however, that such issues will not have a material adverse effect on our ability to obtain customer engagements in the future.

Risks that Relate to Our Financial Results

We have experienced net losses, negative cash flows, declines in net income, declines in billing rates, and increases in days sales outstanding recently and expect to incur net losses and negative cash flows for the remainder of 2005.

During the six months ended December 31, 2003, we had reported a significant net loss. During the three months ended March 31, 2004, we experienced a decrease in net income when compared to the three months ended March 31, 2003, and during each of the three months ended March 31, 2004 and September 30, 2004, we experienced negative cash flows from operations. For the three months ended September 30, 2004, our consolidated billing rates declined when compared to the three months ended September 30, 2003. The estimated decline in rates is attributable to market rate pressure, contract write-offs attributable to the third and fourth quarters and expansion of our lower rate workforce in the U.S., China and India. Our days sales outstanding increased considerably from September 30, 2003 to September 30, 2004. As discussed above, you should not rely on our previously reported financial results or, as a result, data derived from such results. Nevertheless, we believe the trend of incurring net losses continued in the fourth quarter of 2004 and possibly the first quarter of 2005.

Based on current projections we expect that we will report a net loss for the fiscal year ended December 31, 2005. In addition, we expect to operate with negative cash flow from operations during 2005.

Our operating results will suffer if we are not able to maintain our prices and utilization rates.

Our operating results are largely a function of the rates we are able to charge for our services and the utilization rate, or chargeability, of our professionals. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our professionals, or manage our cost structure, our operating results will be negatively impacted, we will not be able to sustain our profit margin and our profitability will suffer. The rates we are able to charge for our services are affected by a number of factors, including:

•	our clients’ perception of our ability to add value through our services;

•	introduction of new services or products by us or our competitors;

•	pricing policies of our competitors; and

•	general economic conditions in the United States and abroad.

Our utilization rates are also affected by a number of factors, including:

•	seasonal trends, primarily as a result of our hiring cycle and holiday and summer vacations;

•	our ability to transition employees from completed projects to new engagements;

•	our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce;

•	our ability to manage attrition; and

•	our ability to reduce our workforce quickly or economically, especially outside the United States.

Our operating results are also a function of our ability to control our costs and improve our efficiency. We may from time to time increase the number of our professionals as we execute our strategy for growth, and we may not be able to manage a significantly larger and more diverse workforce, control our costs or improve our efficiency.

During the three months ended March 31, 2005, on a net basis, the Company added approximately 225 billable personnel to our global workforce. During this same period, the Company achieved a global utilization rate of approximately 70%, which reflects improved utilization of our global workforce by approximately 3% over the same period one year ago. Our global utilization rates also increased in each quarter in 2004 over the corresponding quarter in 2003. The number of hours generated by our global workforce on behalf of our clients during the quarter ended March 31, 2005 increased by approximately 14% over the same period in 2004 and 3% over the quarter ending December 31, 2004. The number of hours also increased in each quarter in FY04 over the corresponding quarter in 2003. Utilization and hours are an indication of the efficiencies of our workforce and the volume of work produced on behalf of clients. It should not be relied upon as an indication of revenue or profits.

Risks that Relate to Our Liquidity

Our current cash resources are not sufficient to meet our expected near-term cash needs, especially to fund intra-quarter cash requirements that historically reached $100 million to $150 million. We estimate we will require an additional $250 million to $400 million. In order to provide for these cash needs, we must, among other things, obtain additional financings. In addition, we expect to terminate all outstanding obligations under our 2004 Credit Facility prior to April 29, 2005 in order to avoid a default under this facility on that date. If we cannot obtain alternative financing, we would need to replace those obligations with existing cash on hand, which would further decrease our liquidity and could materially impair our ability to operate our business.

Our primary sources of liquidity are cash flows from operations and existing cash balances. The Company estimates, based on its review of the Company’s bank account balances, that as of March 31, 2005, the Company’s cash balance was approximately $200 million. Of the estimated $200 million cash balance, the Company believes that approximately $150 million is or can be made available for use in the United States promptly. While final balance sheets for each of December 31, 2004 and March 31, 2005 are not yet available, and while the income statement for the three months ended March 31, 2005 has not been produced, the Company believes that it incurred a net loss during the quarter ended March 31, 2005.

Our business has not generated positive cash from operations in some recent periods, which has adversely affected our liquidity. With respect to expected or possible near-term cash needs, as of April 18, 2005, there were approximately $88.1 million of letters of credit issued under our 2004 Credit Facility (which is secured by substantially all our assets). There were no borrowings outstanding under this facility. In connection with the termination of the 2004 Credit Facility prior to April 29, 2005, the Company will be required to provide $88.1 million in cash to collateralize the letters of credit under the Credit Facility. In addition, some of our Public Services clients, in the state and local market and in certain foreign markets, require us to obtain surety bonds in support of client engagements. The issuers of outstanding surety bonds may, at any time, require that we post collateral as security to support these obligations.

If the Company were required to post cash collateral for the letters of credit under the Credit Facility and for the surety bonds, the total cash outlay would be approximately $128 million. The Company’s intention would be to provide such collateral with cash on hand. After meeting such collateral requests, the Company estimates that it would be left with approximately $70 million of cash, of which approximately $20 million would be available for use in the United States. The Company has experienced significant variations in cash flows from month to month, and as a result, we expect to experience higher negative cash flow during points of time within any given quarter as compared to the end of the quarters. These intra-quarter fluctuations in cash flow have historically resulted in cash needs during a quarter of as much as $100 million to $150 million.

We are currently pursuing alternative financing strategies in order to obtain funds with which to terminate the 2004 Credit Facility, repay the outstanding letters of credit thereunder and provide for the intra-quarter cash needs referred to above. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, prior to April 29, 2005 or thereafter.

As indicated above, if we are unable to obtain alternative financing, we will be required to apply a significant portion of our available cash to repay our obligations under the 2004 Credit Facility. If we were required to repay the 2004 Credit Facility before securing an alternative source of financing, we would have limited remaining cash resources and our ability to operate our business and meet our intra-quarter cash needs would be materially impaired.

In such event, if we are unable to obtain an alternative source of financing, we may be forced to pursue alternative strategies as we will not have sufficient liquidity to operate our business in the ordinary course and remain a going concern. These alternative strategies could include selling assets, reducing or delaying capital expenditures, seeking additional debt or equity capital, reducing or eliminating our need for letters of credit with our state and local government clients in our Public Services industry group by utilizing subcontractors or otherwise. There can be no assurance that any of these strategies could be effected on satisfactory terms, on a timely basis, or at all, which could result in our seeking protection under insolvency laws. Because we operate in a service industry, our most valuable asset is human capital. Thus, if we incur substantial employee attrition, our ability to operate our business will be materially and adversely affected.

The report of our independent registered public accountants for FY04 may include a “going concern” explanatory paragraph.

The report of our independent registered public accountants for FY04 may include an explanatory paragraph for a “going concern,” which is a component of our independent registered public accountants’ opinion addressing whether there is substantial doubt regarding the Company’s ability to continue to operate as a going concern through the period ended December 31, 2005. Receiving a “going concern” explanatory paragraph from our independent registered public accountants would occur if they conclude that the Company would require additional financing to support operations at the current level through the period ending December 31, 2005.

If the report of our independent registered public accountants for FY04 includes a “going concern” explanatory paragraph, our stock price and our ability to obtain additional financing and retain our managing directors may be materially adversely affected. In addition, perception of us could be adversely affected among rating agencies, customers, lenders, investors, securities analysts and others.

The recent downgrade of our credit ratings will increase our borrowing costs, which could materially and adversely affect our financial condition.

On March 21, 2005, Moody’s downgraded our issuer rating to Ba3 from Ba2 with a stable outlook. Separately, on March 18, 2005, Standard & Poor’s Ratings Services (“Standard & Poor’s”) downgraded our corporate credit and senior unsecured ratings to BB from BB+ with negative implications. These downgrades by Moody’s and Standard & Poor’s followed downgrades we received from each of the rating agencies on December 15, 2004.

The fees and interest rates we must pay under the 2004 Credit Facility are based upon our Moody’s and Standard & Poor’s debt ratings. Thus, as a result of the recent downgrades our interest expense will further increase. In addition, the ratings downgrades will likely increase the interest rate we must pay if we issue new debt, which could materially and adversely affect our results of operations. Furthermore, increased interest rates could make it prohibitively expensive for us to borrow additional funds. Our inability to obtain additional financing, or obtain additional financing on terms favorable to us, could hinder our ability to fund general corporate requirements; limit our ability to compete for new business; and increase our vulnerability to adverse economic and industry conditions.

Any future ratings downgrades could further materially and adversely impact our borrowing costs and our ability to obtain financing.

We may be required to post collateral to support obligations under our outstanding surety bonds, and we may be unable to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms, which could materially and adversely affect our ability to obtain additional client engagements that require them.

Some of our Public Services clients, largely in the state and local market, require us to obtain surety bonds, letters of credit or bank guarantees in support of client engagements. The issuers of our outstanding surety bonds may, at any time, require that we post collateral as security to support these obligations. As a result of the credit rating downgrades of the Company in December 2004, certain issuers of our surety bonds required us to post collateral. These requirements are likely to increase as a result of the further downgrades of our credit rating in March 2005. In order to meet our obligations to post collateral and support other obligations, we have used approximately $88 million of letters of credit under the 2004 Credit Facility. We may be subject to greater cash or letter of credit collateral demands from our surety bond issuers which, in turn, could materially and adversely affect our liquidity. If we do not find alternative sources of liquidity, we may be unable to satisfy these requirements, and we may be unable in certain situations to bid for new business. If we were required to post cash collateral for the letters of credit under the 2005 Credit Facility and for the surety bonds, the total cash outlay would be approximately $128 million.

In addition, we cannot be certain that surety bonds, letters of credit or bank guarantees will be further available to us on acceptable terms, if at all, particularly in light of our credit rating downgrades. If we cannot obtain surety bonds, letters of credit or bank guarantees on acceptable terms, we may be unable to maintain existing client engagements or to obtain additional client engagements that require them. In turn, our current and planned revenues from our Public Services business could be materially and adversely affected, and our ability to grow our Public Services business will be hindered, all of which could materially and adversely affect our financial condition and results of operations.

Risks that Relate to the Change in Our Management, Retention and Ability to Hire

The recent changes in our senior management may be disruptive to our business and could materially and adversely affect our operating results and financial condition.

Since November 2004, we have made significant changes in our senior management. Effective March 21, 2005, we appointed Harry L. You as our Chief Executive Officer. Following the appointment of Mr. You, Roderick C. McGeary, our Chairman of the Board of Directors who had been serving as our interim Chief Executive Officer, continues to serve the Company in a key full-time capacity, focusing on clients, employees and business partners. On February 16, 2005, Richard J. Roberts was appointed as our new Chief Operating Officer and on January 14, 2005, we appointed Joseph Corbett as Executive Vice President and Chief Financial Officer.

In conjunction with the reorganization of the Company’s senior management, nine of the other top twenty members of the Company’s management have left, or are in the process of leaving the Company. The Company may make additional changes to its senior management team, either by adding new members or through further departures.

If we are unable to integrate the new members of our new senior management team into our business, such failure would be disruptive to our business and could materially and adversely affect our operating results and financial condition.

Our ability to retain our managing directors is critical to the success of our business.

The retention of our managing directors is particularly important to our future success. For fiscal years 2002 and 2003, for the six months ended December 31, 2003, for fiscal year 2004 and for the three months ended March 31, 2005, our cumulative global annual rate of turnover among our client service managing directors was 4.2%, 4.1%, 6.3%, 8.4% and 16.6%, respectively, excluding any involuntary terminations and terminations as a result of reductions in our workforce.

Our success is largely dependent on our ability to hire and retain talented people in an industry that periodically experiences a shortage of skilled professionals and a high rate of employee turnover.

Our business involves the delivery of professional services and is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate and retain highly skilled professionals. The loss of some or a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to obtain and successfully complete important engagements and thus maintain or increase our revenue. For fiscal years 2002 and 2003, for the six months ended December 31, 2003, for fiscal year 2004 and for the three months ended March 31, 2005, the cumulative annual rate of turnover among our billable workforce was 14.6%, 14.2%, 19.2%, 22.4% and 25.9%, respectively, excluding any involuntary terminations and terminations as a result of reductions in our workforce. In a strong economy, qualified consultants often are in great demand and our turnover rate tends to be higher. In addition, the alliance agreements we enter into from time to time may prohibit us from soliciting their employees or their affiliates’ employees. These circumstances have required us in a strong economy to increase the compensation we pay our professionals at a rate higher than the general inflation rate. Even so, we cannot assure you that we will be successful in attracting and retaining the skilled professionals we require to conduct and expand our operations successfully when there is an economic recovery.

Our RSU grants may have a negative impact on our operating results in future periods

We are evaluating the compensation expense that we will record in respect of our RSU program. We may be required to apply variable accounting treatment to the RSUs. If we are required to apply variable accounting treatment to the RSUs, we would be required to remeasure compensation costs for the RSUs in each future financial reporting period based on changes in the market value of the underlying common stock. Depending on movements in the market value of our common stock, the variable accounting treatment of the RSUs may result in material non-cash compensation costs in future periods. Because our current intention is to vest 60% of the RSUs in late 2005 or early in 2006, we believe that we will likely record substantial compensation expenses in 2005 related to this program.

The RSU program may substantially dilute existing and future holders of our common stock.

We plan to issue approximately 5.5 million shares of common stock in connection with the first grant of RSUs under the RSU program. The number of shares of our common stock issuable in connection with future grants under the RSU program is not known today because the number of shares to be issued in connection with future grants will depend on the value of our stock on the date of grant, as the future grants are based on a fixed dollar value of the total grant. However, the maximum number of shares we will be required to issue will be capped at the number of shares of common stock available under our LTIP, which was approximately 8.7 million. The number of shares available for issuance under the our LTIP will increase:

•	upon forfeitures of options and other securities issued under the LTIP;

•	automatically based upon the formula in the LTIP, which provides that the number of shares available for issuance is equal to the greater of (i) 35,084,158 shares of common stock and (ii) one-third of the number of issued and outstanding shares of common stock; and

•	upon a vote of the holders of our common stock to increase the number of shares available for issuance.

Existing and future stockholders face substantial dilution if we are required to issue the maximum number of shares available for issuance under the Plan.

Risks that Relate to Our Government Contracts

Unfavorable government actions could force us to adjust previously reported operating results and could subject us to civil or criminal of penalties and administrative sanctions.

The federal government audits and reviews our performance on contracts, pricing practices, cost structure, systems, and compliance with applicable laws, regulations and standards. Like most large government contractors, our contracts and systems are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency and certain states. An audit of our work, including an audit of work performed by companies we have acquired or may acquire, or subcontractors we have hired or may hire, could result in a substantial adjustment to our previously reported operating results or may impact our ability to obtain new work. For example, as discussed previously, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may have to be refunded, and operating margins may be reduced.

In addition, due to our federal and other governmental contracts, we are, from time to time, subject to a variety of other reviews, inquiries, civil investigations and criminal investigations (federal or otherwise). These matters arise out of or relate to our contracts, but do not necessarily mean in each instance that we are the target of the review, inquiry, or investigation.

For example, we are cooperating in an ongoing investigation of the Core Financial Logistics System (“CoreFLS”) project by the Inspector General’s Office (“VA IG”) of the Department of Veterans’ Affairs and the U.S. Attorney for the Central District of Florida (“AUSA”). We do not believe that we are a subject or target of either investigation. To date, we have been issued two subpoenas in this matter seeking the production of documents relating to the CoreFLS project. We have fully cooperated with the investigation and have produced documents in response to both subpoenas. We have been advised that the focus of the investigation is not on the Company alone, but instead on the CoreFLS project as a whole. There have been no specific allegations of criminal or fraudulent conduct against the Company. There also have been no contractual claims filed against us by the VA IG in connection with the CoreFLS project.

As another example, and as discussed previously, we began to provide documents in connection with a subpoena by the Grand Jury for the United States District Court for the Central District of California relating to 12 federal government contracts. The subpoena seeks records relating to 12 contracts between the federal government (the “Government”) and us, including two GSA schedules, as well as other documents and records. We have begun to produce documents to the Government in this investigation. It is impossible to predict the outcome of either of these investigations at this time.

If a government audit review, inquiry or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, reimbursement of payments received, payment of certain government costs, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. These consequences could lead to a material reduction in our revenue. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. Although audits have been completed on our incurred contract costs through fiscal year 1999, audits for costs incurred or work performed after fiscal year 1999 have not yet been completed. In addition, non-audit reviews by the government may still be conducted by the government.

If we were suspended or debarred from contracting with the federal government generally or any specific agency, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating results could be materially and adversely harmed.

Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions.

The federal government audits and reviews our performance on contracts, pricing practices, cost structure, systems, and compliance with applicable laws, regulations and standards. Like most large government contractors, our contracts and systems are subject to audits and reviews by federal agencies, including the Defense Contract Audit Agency. An audit of our work, including an audit of work performed by companies we have acquired or may acquire, or subcontractors we have hired or may hire, could result in a substantial adjustment to our previously reported operating results. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may have to be refunded, and operating margins may be reduced.

If a government audit, review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, reimbursement of payments received, payment of certain government costs, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. These consequences could lead to a material reduction in our revenue. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. Although audits have been completed on our incurred contract costs through fiscal year 1999, audits for costs incurred or work performed after fiscal year 1999 have not yet been completed. In addition, audits and reviews by the government may still be conducted on any or all our government contracts.

If we were suspended or debarred from contracting with the federal government generally or any specific agency, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating results could be materially harmed. Moreover, following a recent, periodic audit by the DCAA of the Company’s control environment and overall accounting controls, the DCAA requested information pertaining to our publicly disclosed potential material weaknesses, which may reflect a heightened sensitivity to these issues by government auditors.